EXHIBIT 6

                                               Contact:  John L. Hendrix
                                                         Chief Financial Officer
                                                         (713) 623-0790

FOR IMMEDIATE RELEASE


            CORNELL COMPANIES COMPLETES ACQUISITION OF INTERVENTIONS


HOUSTON, TEXAS - NOVEMBER 15, 1999 - CORNELL COMPANIES, INC. (NYSE:CRN) announced today that it has completed the acquisition of substantially all of the adult and juvenile treatment, educational and correctional assets of Interventions, a not-for-profit corporation, headquartered in Chicago, Illinois, and certain assets of BHS Consulting Corporation (BHS), a for-profit firm that provides management services to Interventions. Formed in 1974, Interventions has grown to become one of the premier adult and juvenile treatment providers in the State of Illinois. The acquired assets include over 30 programs operated within 13 facilities throughout the state serving a daily population of approximately 1,870 offenders, and generating annual revenues in excess of $21 million. The acquired assets include Cornell's ownership of seven residential facilities.

Steven W. Logan, Chief Executive Officer and President, stated, "We are excited to add the programs and assets of a blue-chip, 25-year-old company like Interventions to our diverse portfolio of programs. This acquisition is consistent with our prior proven methodology of acquiring a leading, well-known provider in a strategic new state that also owns substantial real estate holdings. Since Interventions' programs are very similar to our existing adult and juvenile programs, we expect the related integration to progress smoothly."

Cornell (www.cornellcompanies.com) has contracts to operate 68 facilities with a total offender capacity of 14,813. Cornell's facilities are located in 13 states and the District of Columbia.

Cornell Companies, a Houston, Texas-based firm, is one of the leading providers of privatized correctional, detention and pre-release services in the United States. The Company provides integrated facility development, design, construction, and operational services to governmental agencies within three divisions: (i) secure institutional, (ii) juvenile and (iii) pre-release.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT PLANS AND EXPECTATIONS OF CORNELL COMPANIES, INC. AND INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL FUTURE ACTIVITIES AND RESULTS OF OPERATIONS TO BE MATERIALLY DIFFERENT FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER INCLUDE, AMONG OTHERS, (I) RISKS ASSOCIATED WITH ACQUISITIONS AND THE INTEGRATION THEREOF (INCLUDING THE ABILITY TO ACHIEVE ADMINISTRATIVE AND OPERATING COST SAVINGS AND ANTICIPATED SYNERGIES), (II) THE TIMING AND COSTS OF EXPANSIONS OF EXISTING FACILITIES, (III) CHANGES IN GOVERNMENTAL POLICY TO ELIMINATE OR DISCOURAGE THE PRIVATIZATION OF CORRECTIONAL, DETENTION AND PRE-RELEASE SERVICES IN THE UNITED STATES, (IV) AVAILABILITY OF DEBT AND EQUITY FINANCING ON TERMS THAT ARE FAVORABLE TO THE COMPANY, AND (V) FLUCTUATIONS IN OPERATING RESULTS BECAUSE OF OCCUPANCY, COMPETITION (INCLUDING COMPETITION FROM TWO COMPETITORS THAT ARE SUBSTANTIALLY LARGER THAN THE COMPANY), AND RISKS OF OPERATIONS.

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